CERTIFICATE OF FORMATION

OF

OLD MUTUAL 2100 EMERGING MANAGERS

MASTER FUND, L.L.C.

The undersigned, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, hereby certifies as follow:

FIRST:                The name of the limited liability company is Old Mutual 2100 Emerging Managers Master Fund, L.L.C.

SECOND:          The address of its registered office in the state of Delaware is 615 South DuPont Highway, County of Kent, City of Dover, State of Delaware, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 25th day of April 2006.

OLD MUTUAL 2100 EMERGING MANAGERS

MASTER FUND, L.L.C.

By:	/s/ David J. Bullock
Name:	David J. Bullock
Title:	Manager